Exhibit 99.1

Liberator, Inc. Reports Results for its Fiscal Second Quarter Ended December 31, 2011

Record Revenue for OneUp Innovations Subsidiary Increases to $4.3 Million; Up 16%

ATLANTA, GA, February 14, 2012 – Liberator, Inc. (OTCBB/OTCQB: LUVU), a dynamic vertically integrated company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® brand, today reported its financial results for the fiscal second quarter ended December 31, 2011.

Summary of Fiscal Q2 2012 Financial Results:

• Revenue of $4.3 million, an increase of 16% from $3.7 million in Q2 2011

• Gross profit of $1.3 million compared to $935,000 in Q2 2011

• Net income of $40,000 compared to a loss of $361,000 in Q2 011

• Adjusted EBITDA* of $194,000 compared to a loss of $296,000 in Q2 2011

“Liberator is pleased to report record quarterly revenue of $4.3 million for our OneUp Innovations subsidiary, exceeding our previously issued guidance,” said Louis Friedman, President and CEO of Liberator, Inc. “We were able to break into positive territory with net income of $40,000 and higher adjusted EBITDA* of $194,000 in the second fiscal quarter of 2012, despite the $101,000 charge related to the October sale of Web Merchants. We believe the strong reputation of our brand in the sexual wellness space, combined with the increasing demand for our products in the winter and spring quarters due to Holiday gift-giving and Valentine’s Day, will continue to drive follow-on sales and awareness throughout the remainder of the year.”

Evolving from its original iconic Liberator® designs, the company combines form with function to create a diverse line of positioning shapes and accessories designed for bedroom play, as well as, products for mainstream and mass market retailers who are embracing the sexual wellness category. Liberator is a key participant in the rapidly growing worldwide market of sexual health and wellness. The company’s products are designed to reflect sensuality and utility, that incorporates décor fabrics and high-level construction with comfort and performance in the bedroom.

Primarily through its unique branding initiatives, Liberator has distinguished itself from conventional adult products in the sexual wellness space by using artistic photography, high-quality educational videos and exceptional art direction combined with an entertainment bent. Liberator attracts customers to its website and other retailers and e-tailers through internally developed print ads, radio campaigns and television advertising during holiday periods. These provocative advertising campaigns communicate a distinctive image that differentiates its products and creates a brand connection and loyal following with its customers.

Corporate Highlights and Recent Events:

•	Revenue was $4.3 million along with gross profit of $1.3 million, resulting in positive adjusted EBITDA* of $194,000 and net income of $40,000 in Q2 2012, an improvement from an adjusted EBITDA* loss of $296,000 and a net loss of $361,000 in Q2 2011.
•	Since inception, over $9.1 million has been spent building brand awareness, aligning the brand with the entertainment industry and appearing in Meet the Fockers, Burn after Reading, The Real Housewives of Atlanta and numerous TV and media events.
•	Since 2002, the Liberator website located at www.Liberator.com has allowed customers to purchase Liberator® merchandise over the Internet. Liberator designs and operates its websites using an in-house technical and creative staff.
•	Liberator has implemented a state-of-the-art conveyor-based sewing system to manufacture sewn products at the lowest possible cost in the US. Liberator believes it can exercise greater control over product quality and respond faster to changing customer demands, especially during peak holiday sales periods.
•	On January 26, 2012, Liberator announced a book deal with Quiver Books, part of the Quayside Publishing Group. The book, part of the company’s awareness initiatives, is titled “Sex Positions You Never Thought Possible,” and is expected to be released in June 2012.
•	On February 7, 2012, approximately 25 million shares of common stock were retired in connection with the company's October 2011 sale of its former subsidiary, Web Merchants Inc. Management believes the 27% reduction in the number of Liberator shares outstanding demonstrates a commitment to common shareholders as the company strives to enhance shareholder value.
•	Going forward in fiscal 2012, Liberator’s strategy for growth is based on the company’s existing lines of branded products with an on-going focus on growing domestic sales, as well as through additional international licensing agreements.

As a vertically integrated company, Liberator plans to continue developing innovative new products in-house. This results in lower costs and quicker sales execution to established adult and sexual wellness channels, where the Liberator® brand is often asked for by name. Liberator designs its products for both form and function, crafting them with quality materials that define a new class of products that the company refers to as “Erotic Luxury.”

Mr. Friedman concluded, “As we continue to expand our sales and increase our awareness in 2012, our goal is to position Liberator to benefit from the rapid shift in consumer tastes as the demand for sexual products goes mainstream. This revolution in sexual wellness is happening on many fronts, so we are constantly increasing the number of online and retail sales channels through which our Liberator products are sold, in order to reach our expanding demographic of customers in as many ways as possible.”

About Liberator, Inc.

Liberator, Inc. is a dynamic vertically integrated public company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® line of products, the luxury and lovestyle brand that celebrates intimacy by inspiring romantic imagination. Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities. Products include Liberator shapes and positioning systems, pleasure objects, and sensual accessories. Liberator, Inc. is currently housed in a 140,000 square foot vertically integrated manufacturing facility in a suburb of Atlanta, Georgia. Liberator, Inc. has over 100 employees, with products being sold directly to consumers and through hundreds of domestic resellers, on-line affiliates and six international licensees. The company is known for cutting-edge advertising and product branding. Since inception in 2002, Liberator has sold over $60 million of branded Liberator products.

Liberator operates an online retail e-commerce website at: www.Liberator.com and can be followed on Twitter at: www.twitter.com/Liberator.

*Adjusted EBITDA

As used herein, Adjusted EBITDA represents net loss before interest income, interest expense, income taxes, depreciation, amortization, amortization of debt issuance costs and stock-based compensation expense. Liberator has excluded the non-operating item, amortization of debt issuance costs, because it represents a non-cash charge that is not related to the Company’s operations. Liberator has excluded the non-cash expense, stock-based compensation, as it does not reflect the cash-based operations of the Company. Adjusted EBITDA is a non-GAAP financial measure which is not required by or defined under GAAP (Generally Accepted Accounting Principles). The presentation of this financial measure is not intended to be considered in isolation or as a substitute for the financial measures prepared and presented in accordance with GAAP, including the net loss of the Company or net cash used in operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with the Company’s net income or net loss as determined in accordance with GAAP, and are not a substitute for or a measure of the Company’s profitability or net earnings. Adjusted EBITDA is presented because the Company believes it is useful to investors as a measure of comparative operating performance and liquidity, and because it is less susceptible to variances in actual performance resulting from depreciation and amortization and non-cash charges for amortization of debt issuance costs and stock-based compensation expense.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the company’s current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the company assumes no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Company Contact:

Liberator, Inc.

Ronald Scott, Chief Financial Officer

770-246-6426

ron.scott@Liberator.com

Financial Communications Contact:

Trilogy Capital Partners

Darren Minton, President

Toll-free: (800) 592-6067

Email: info@trilogy-capital.com

LIBERATOR, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	(unaudited)
	December 31, 2011	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$745,794	$514,048
Accounts receivable, net	1,402,505	710,780
Inventories, net	1,152,191	1,125,423
Prepaid expenses	59,230	51,955
Current assets of discontinued operations	-	1,019,685

Total current assets	3,359,720	3,421,891

Equipment and leasehold improvements, net	846,224	932,238
Other assets	9,082	5,341
Intangible assets of discontinued operations	-	847,082
Goodwill of discontinued operations		1,633,592
Other assets of discontinued operations	-	49,261

Total assets	$4,215,026	$6,889,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,041,708	$1,744,371
Accrued compensation	227,245	228,180
Accrued expenses and interest	230,944	165,154
Line of credit	754,106	460,758
Current portion of leases payable	26,721	33,973
Current portion of deferred rent payable	25,669	46,017
Notes payable	340,339	699,961
Convertible notes payable- shareholder (net)	597,273	-
Credit card advance	122,369	389,926
Current liabilities of discontinued operations	-	684,505

Total current liabilities	4,366,374	4,452,845
Long-term liabilities:
Long-term portion of leases payable	16,520	29,766
Notes payable - related party	145,948	145,948
Unsecured lines of credit	56,169	71,393
Deferred rent payable	250,174	250,175
Note payable	300,000	-
Convertible notes payable - shareholder (net)	-	572,759
Total long-term liabilities	768,811	1,070,041

Total liabilities	5,135,185	5,522,886

Commitments and contingencies

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, 10,000,000 shares authorized, 4,300,000 shares issued and outstanding with a liquidation preference of $1,000,000 as of December 31, 2011 and at June 30, 2011	430	430
Common stock of $0.01 par value, 175,000,000 shares authorized; 92,197,047 shares issued and outstanding at December 31, 2011 and at June 30,2011	921,970	919,470
Additional paid-in capital	5,297,046	7,423,401
Accumulated deficit	(7,139,605)	(7,026,870)
Accumulated other comprehensive income of discontinued operations	-	50,087
Total stockholders’ equity	(920,159)	1,366,518

Total liabilities and stockholders’ equity	$4,215,026	$6,889,405

LIBERATOR, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Quarter Ended December 31,		Two Quarters Ended December 31,
	2011	2010	2011	2010

Net Sales	$4,293,482	$3,697,631	$7,247,622	$6,321,729
Cost of goods sold	3,038,566	2,762,327	5,126,229	4,466,569
Gross profit	1,254,916	935,304	2,121,393	1,855,160
Operating expenses
Advertising and promotion	146,018	131,249	210,150	256,628
Other selling and marketing	300,364	339,024	616,997	674,997
General and administrative	533,792	595,477	1,009,396	1,172,714
Depreciation and amortization	41,030	53,579	103,497	109,503
Total operating expenses	1,021,204	1,119,329	1,940,040	2,213,842
Income (loss) from continuing operations	233,712	(184,025)	181,353	(358,682)
Other Income (Expense):
Interest income	197	174	321	199
Interest (expense) and financing costs	(80,261)	(112,881)	(162,673)	(168,550)
Expenses related to merger	-	(52,500)	-	(52,500)
Debt issuance costs	(12,257)	(12,257)	(24,514)	(24,514)
Total Other Income (Expense)	(92,321)	(177,464)	(186,866)	(245,365)
Income (loss) from continuing operations before income taxes	141,391	(361,489)	(5,513)	(604,047)
Provision for income taxes	-	-	-	-
Income (loss) from continuing operations	141,391	(361,489)	(5,513)	(604,047)
Loss from discontinued operations, including loss on disposal of $101,432	(101,432)	-	(127,473)	-
Net income (loss)	$39,959	$(361,489)	$(132,986)	$(604,047)
Net income (loss) per share
Basic	$0.00	$(0.01)	$(0.00)	$(0.00)
Diluted	$0.00	$(0.01)	$(0.00)	$(0.00)
Weighted average common shares outstanding
Basic	92,072,047	63,503,958	92,009,547	63,289,169
Diluted	92,072,047	63,503,958	92,009,547	63,289,169